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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Holdings Reported
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1.  Name and Address of Reporting Person*
         Bjerke                     Steven                            N.
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        (Last)                      (First)                        (Middle)

                             760 N.W. 107th Avenue
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                                   (Street)

         Miami                        FL                              33172
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol LNR Property Corporation / LNR
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year Year Ended 11/30/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
    Controller
    ----------

7.  Individual or Joint/Group Reporting  (check applicable line)
     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common Stock                    Various       A           105     (A)                       412                I     By Savings Plan
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* If the form is filed by more than one reporting person, see instruction
  4(b)(v).
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
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Common Stock Options                   19.4375              N/A                 N/A                     N/A           N/A
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Common Stock Options                   18.25                N/A                 N/A                     N/A           N/A
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date        Expira-              Amount or                                  at End                Indi-              (Instr. 4)
 Exer-       tion      Title      Number of                                  of Year               rect (1)
 cisable     Date                 Shares                                     (Instr. 4)            (Instr. 4)
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05-10-00    05-09-04 Common Stock  15,000                     N/A             15,000                 D
                     Options
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02-24-01    02-23-05 Common Stock  10,000                     N/A             10,000                 D
                     Options
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Explanation of Responses:

       /s/ Steven N. Bjerke                  2/8/2002
       --------------------------------  -----------------
       **Signature of Reporting Person         Date
       Steven N. Bjerke
   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.